OFFER TO PURCHASE FOR CASH

                                       BY

                            S & K FAMOUS BRANDS, INC.

                 UP TO 1,818,181 SHARES OF ITS COMMON STOCK AT A
                       PURCHASE PRICE OF $11.00 PER SHARE

--------------------------------------------------------------------------------
                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
              EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 26, 2002
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

S & K Famous Brands, Inc., a Virginia corporation ("S & K" or the "Company"), invites its stockholders to tender shares of its common stock, par value $.50 per share, to the Company at a price of $11.00 per share in cash, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal, which together constitute the "offer." We will pay $11.00 per share, net to the seller in cash, for up to 1,818,181 shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the offer, including the proration terms. We reserve the right, in our sole discretion, to purchase more than 1,818,181 shares under the offer. Whenever this offer refers to rights "we" have, actions "we" may take or similar matters, it is referring to rights or actions of the Company.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

S & K's common stock is listed and principally traded on the NASDAQ National Market System ("NASDAQ") under the symbol "SKFB." On March 26, 2002, the day the Company's Board of Directors authorized the offer, the last reported sale price for our common stock on NASDAQ was $9.30 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7 for historical share price ranges.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT SOME OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES INTEND TO TENDER SHARES IN THE OFFER.

                            ------------------------
              The date of this Offer to Purchase is March 28, 2002.

                                    IMPORTANT

Except as described below, stockholders of the Company desiring to accept the offer should either:

      1. complete and sign the letter of transmittal in accordance with the instructions in the letter of transmittal, mail or deliver it with any required signature guarantee and any other required documents to Mellon Investor Services LLC, as the depositary, and either mail or deliver the stock certificates for such shares to the depositary, with the other documents, or follow the procedure for book-entry delivery set forth in Section 3, or

      2. request their broker, dealer, commercial bank, trust company or other nominee to effect transaction for them.

Stockholders having shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if they desire to tender their shares. Stockholders who desire to tender shares and whose share certificates are not immediately available, who cannot comply with the procedure for book-entry transfer on a timely basis, or whose other required documentation cannot be delivered to the depositary by the expiration of the offer should tender their shares by following the procedures for guaranteed delivery set forth in Section 3. FOR SHARES TO BE PROPERLY TENDERED, THE DEPOSITARY MUST RECEIVE A PROPERLY COMPLETED LETTER OF TRANSMITTAL ON A TIMELY BASIS.

If you have any questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery, please call Mellon Investor Services LLC, the information agent, at 1-800-279-1247.

WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS

                                                                           Page

Summary Term Sheet  .......................................................  1

Introduction  .............................................................  7

The Offer  ................................................................  9

  1.  Number of Shares; Proration; Conditional Tenders  ...................  9

  2.  Tenders By Owners Of Fewer Than 100 Shares  ......................... 11

  3.  Procedure For Tendering Shares  ..................................... 12

  4.  Withdrawal Rights  .................................................. 16

  5.  Purchase Of Shares And Payment Of Purchase Price  ................... 17

  6.  Conditions to the Offer  ............................................ 18

  7.  Price Range Of Shares  .............................................. 20

  8.  Background And Purpose Of The Offer; Certain Effects Of The Offer  .. 20

  9.  Interests Of Directors And Executive Officers;
      Transactions And Arrangements Concerning The Shares  ................ 23

  10. Source And Amount Of Funds  ......................................... 27

  11. Certain Information About The Company  .............................. 27

  12. Effect Of The Offer On The Market For Shares;
      Registration Under The Exchange Act  ................................ 29

  13. Certain Legal Matters; Regulatory Approvals  ........................ 30

  14. Federal Income Tax Considerations  .................................. 30

  15. Extension Of The Offer; Termination; Amendment  ..................... 34

  16. Fees And Expenses  .................................................. 35

  17. Miscellaneous  ...................................................... 36

                               SUMMARY TERM SHEET

S & K Famous Brands, Inc. is offering to purchase up to 1,818,181 shares of its common stock, par value $.50 per share, at a price, net to the seller in cash, of $11.00 per share. This Summary Term Sheet will explain in a question and answer format the important terms of the proposed transaction to you as an S & K stockholder. This explanation will assist you in deciding whether to tender your shares in response to the offer. This Summary Term Sheet serves only as an introduction, and we urge you to read the remainder of this offer to purchase and the accompanying letter of transmittal in order to inform yourself on the details of the proposed tender offer. Cross-referenced text refers to sections within this offer to purchase, unless otherwise noted.

WHO IS OFFERING TO BUY S & K COMMON STOCK?

S & K Famous Brands, Inc., a Virginia corporation, is offering to buy back its own common stock in an issuer tender offer.

WHAT SECURITIES ARE BEING PURCHASED IN THE OFFER? HOW MUCH IS S & K OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to purchase up to 1,818,181 shares of common stock for $11.00 per share, net to you, in cash. See "Introduction" and Section 1 ("Number of Shares; Proration; Conditional Tenders").

WHAT IS THE PURPOSE OF THE TENDER OFFER?

The Board has recommended the tender offer because:

o It provides stockholders who wish to sell their shares with an opportunity to do so at a premium above recent market prices.

o     It allows the Company to repurchase shares below their book value.

o It offers the potential for remaining stockholders to realize increases in value.

Other purposes for the tender offer are set forth in "Introduction" and Section 8 ("Background And Purpose Of The Offer; Certain Effects Of The Offer").

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES? CAN S & K EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

Our offer to purchase your shares expires at 5:00 p.m., Eastern time, on April 26, 2002.

We can extend the offer in our sole discretion. If we choose to do so, you will be able to tender your shares until 5:00 p.m., Eastern time on the day selected as the new expiration date.

See Section 1 ("Number of Shares; Proration; Conditional Tenders") and Section 15 ("Extension Of The Offer; Termination; Amendment").

CAN S & K AMEND THE TERMS OF THE TENDER OFFER?

We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15 ("Extension Of The Offer; Termination; Amendment").

HOW WILL I KNOW IF S & K EXTENDS OR AMENDS THE TERMS OF THE TENDER OFFER?

We will make a public announcement of any amendment to the tender offer. We will announce any extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. If we terminate or postpone the tender offer, we will also give written or oral notice to the depositary.

We will release any public announcement of an amendment, extension, postponement or termination promptly to the PR Newswire. Any other means of disseminating the announcement will be at our option.

See Section 15 ("Extension Of The Offer; Termination; Amendment").

HOW DO I TENDER MY SHARES?

To tender your shares, you must deliver your share certificates, together with a completed letter of transmittal, to the depositary on or before the expiration date. If your shares are held in street name, you can tender the shares by your nominee through the depositary.

If you are an odd lot owner who is tendering all of your shares, you must also complete the section entitled "Odd Lots" in the letter of transmittal in order to qualify for the preferential treatment available to odd lot owners.

If you cannot get all of the documents or instruments that you are required to deliver to the depositary on or before the expiration date, you can still tender your shares if:

o     you tender through an eligible institution;

o the depositary receives, on or before the expiration date, a properly completed and duly executed notice of guaranteed delivery, including a signature guarantee by an eligible institution; and

o the depositary receives the certificates for all tendered shares with all other required documentation within three NASDAQ trading days after the date the depositary receives the notice of guaranteed delivery.

For a more detailed explanation of the tendering procedures, see Section 3 ("Procedure For

Tendering Shares").

HOW LONG DO I HAVE TO WITHDRAW MY PREVIOUSLY TENDERED SHARES?

You can withdraw your tendered shares at any time on or before the expiration date. After the offer expires, the tender is irrevocable unless we have not accepted your shares for payment by 12:00 midnight, Eastern time, on Friday, May 24, 2002. In that case, you can withdraw your tendered shares until we accept them for payment. See Section 4 ("Withdrawal Rights").

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw your shares, you must deliver a written or facsimile transmission of notice of withdrawal to the depositary that specifies your name, the number of shares being withdrawn, and the name of the registered holder of the shares, if different from the person who tendered the shares. If you have already tendered your share certificates, you must identify the serial numbers of the certificates to be withdrawn and you must have a signature guarantee on your notice of withdrawal. If you have tendered under the procedure for book-entry transfer, the notice of withdrawal must also specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares. See Section 4 ("Withdrawal Rights").

DOES S & K HAVE TO ACCEPT FOR PAYMENT ALL OF THE TENDERED SHARES?

If the number of shares validly tendered and not withdrawn before the expiration date is less than or equal to 1,818,181 shares (or any greater number that we may elect to purchase), we will purchase all the tendered shares. However, if more than 1,818,181 shares are validly tendered and not withdrawn, we will purchase shares in the following order of priority:

o first, all shares validly tendered and not withdrawn before the expiration date by any odd lot owner (i.e., a beneficial owner of less than 100 shares of common stock as of March 28, 2002 who continues to beneficially own less than 100 shares of common stock on the expiration date), if the odd-lot owner (i) tenders all shares beneficially owned and (ii) completes the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery;

o second, shares from all other stockholders who properly tender shares on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, subject to the conditional tender provisions and in the order of priority, if any, designated by registered holders tendering shares, each as described in Section 1.

If proration is required, we will determine the final proration factor as promptly as practicable after the expiration date. See "Introduction," Section 1 ("Number of Shares; Proration; Conditional Tenders"), Section 2 ("Tenders By Owners Of Fewer Than 100 Shares") and Instruction 8 of the letter of transmittal.

HOW DO I GET PAID FOR MY TENDERED SHARES?

We will deposit the aggregate purchase price with the depositary as soon as practicable after the expiration date of the tender offer. The depositary will act as your agent and will transmit to you the payment for all shares properly tendered and accepted for payment. See Section 5 ("Purchase Of Shares And Payment Of Purchase Price").

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE TENDER OFFER? UNDER WHAT CONDITIONS CAN S & K TERMINATE THE TENDER OFFER?

The tender offer is not conditioned on the stockholders tendering any minimum number of shares.

We can terminate the tender offer, in our sole discretion, if, among other things:

o any action by any governmental agency or other person is instituted or threatened, that (i) challenges or otherwise adversely affects our ability to make or complete the tender offer or (ii) could, in our sole judgment, materially affect our business;

o there is a significant decrease in the market price of our shares or of equity securities generally in the United States;

o we determine that the completion of the offer and the purchase of the shares would cause our common stock to be delisted from NASDAQ and become ineligible for listing on another national market; or

o a change or event occurs, is discovered, or is threatened to our business which, in our sole judgment, is material to us.

Other conditions are set forth in Section 6 ("Conditions to the Offer").

DOES S & K HAVE THE FINANCIAL RESOURCES TO PAY FOR MY SHARES?

We will require approximately $20.5 million to pay for the shares and the fees and expenses of the tender offer. We will obtain these funds through new credit facilities with Branch Banking and Trust Company of Virginia and SunTrust Bank, and from available cash and cash equivalents. The maximum amount available to the Company under the credit facilities is $46 million. See Section 10 ("Source and Amount of Funds").

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On March 26, 2002, the day our Board of Directors authorized the offer, the last reported sale price for our common stock on NASDAQ was $9.30 per share.

We encourage you to obtain a current market quotation for your shares before deciding whether to tender your shares.

See "Introduction" and Section 7 ("Price Range Of Shares").

WHAT EFFECT WILL THE TENDER OFFER HAVE ON MY SHARES THAT I DO NOT TENDER OR ARE NOT PURCHASED IN THE OFFER?

Stockholders who do not tender shares in the offer will increase their percentage ownership in the Company and, as a consequence, their proportionate share in future earnings and appreciation in value that it is able to achieve.

Our purchase of shares in the offer will, however, reduce the number of shares that might otherwise trade publicly and may also reduce the number of our stockholders.

As of March 25, 2002, while there were over 1,000 beneficial owners of S & K common stock, there were less than 300 record owners of the Company's common stock (as determined under SEC rules, which do not count many beneficial owners for whom shares are held in "street name" by Cede & Co. and brokerage firms). Because we already have less than 300 record holders under SEC rules, we are eligible for deregistration under the Exchange Act. We do not, however, have any current plan or intention to deregister the shares.

We anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the tender offer to ensure a continued trading market in the shares on the NASDAQ National Market System.

See Section 12 ("Effect Of The Offer On The Market For Shares; Registration Under The Exchange Act").

WHAT DOES THE S & K BOARD OF DIRECTORS THINK OF THE TENDER OFFER?

Our Board of Directors unanimously adopted resolutions approving the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering shares, and neither we nor our Board of Directors has authorized anyone to make any such recommendation.

We encourage you to make your own decision whether to tender shares and, if so, how many shares to tender.

See Section 8 ("Background And Purpose Of The Offer; Certain Effects Of The Offer") and Section 9 ("Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares").

DO ANY S & K DIRECTORS OR EXECUTIVE OFFICERS INTEND TO TENDER SHARES?

Yes. While as a group they expect to retain beneficial ownership of a significant portion of the Company's outstanding stock after the tender offer, some of our executive officers (including two who are directors) have indicated they intend to tender shares. The Company's non-employee directors have indicated that they do not intend to tender shares. Any shares tendered by executive officers will be purchased by the Company in accordance with the terms of the offer in the same manner as shares tendered by any other stockholder of the Company.

See "Introduction" and Section 9 ("Interests Of Directors And Executive Officers; Transactions And Arrangements Concerning The Shares").

WHAT ARE THE TAX CONSEQUENCES OF SELLING MY SHARES TO S & K?

The sale of shares to us is a taxable transaction for you for federal income tax purposes.

We encourage you to consult with your own tax advisor about the tax consequences of your participation in the tender, since the tax results can vary based on individual circumstances.

See Section 14 ("Federal Income Tax Considerations").

WILL I BE CHARGED ANY TRANSFER TAXES, FEES OR COMMISSIONS WHEN I TENDER MY
SHARES?

o We will pay any stock transfer taxes on the transfer of shares to the Company in the tender offer. If, however, we are instructed to make payment of the purchase price to any person other than the registered holder or if any tendered shares are registered in the name of anyone other than the person signing the letter of transmittal, we will deduct from the purchase price any stock transfer taxes payable on account of the transfer unless we receive satisfactory evidence that the taxes have been paid or there is an exemption.

o If you are the record owner of your shares and you tender shares to us, you will not have to pay any brokerage fees or commissions. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, then your broker or nominee may charge you a fee for doing so. You should contact your broker or nominee to determine whether you will be charged a fee.

See Section 5 ("Purchase Of Shares And Payment Of Purchase Price"), Section 16 ("Fees And Expenses") and Instruction 6 of the letter of transmittal.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can contact Mellon Investor Services LLC, the information agent, if you have any questions regarding the tender offer. The information agent may be reached at 1-800-279-1247.

                   TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                           S & K FAMOUS BRANDS, INC.:

                                  INTRODUCTION

We invite stockholders of S & K Famous Brands, Inc., a Virginia corporation ("S & K" or the "Company"), to tender shares of its common stock, par value $.50 per share, to the Company at a price of $11.00 per share in cash, upon the terms and subject to the conditions set forth in this offer to purchase and the related letter of transmittal, which together constitute the "offer." We will pay $11.00 per share, net to the seller in cash, for up to 1,818,181 shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the offer, including the proration terms. We reserve the right, in our sole discretion, to purchase more than 1,818,181 shares under the offer.

If, before the expiration date, more than 1,818,181 shares, or such greater number of shares as we may decide to purchase, are validly tendered and not withdrawn, we will purchase shares first from all odd lot owners, as defined in
Section 2, who validly tender all their shares and complete the box captioned "Odd Lots" in the letter of transmittal, and, if applicable, the notice of guaranteed delivery, and then on a pro rata basis from all other stockholders who validly tender shares and do not withdraw them before the expiration date, subject to the conditional tender provisions described in Section 1. We will return at our own expense all shares not purchased in the offer, including shares not purchased because of proration.

The $11.00 per share purchase price will be paid net to the tendering stockholder in cash for all shares. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the letter of transmittal, stock transfer taxes on the Company's purchase of shares in the offer. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAYABLE TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE OFFER. SEE SECTION 3.

On March 27, 2002, we announced our intention to make an offer to purchase up to 1,818,181 shares at $11.00 per share, with the offer to commence on March 28, 2002. We are making the offer because:

o     We believe our shares are undervalued in the market;

o The offer provides stockholders who wish to sell their shares with an opportunity to do so at a premium above recent market prices without payment of brokerage commissions, while allowing those stockholders who do not wish to sell at the offer price to elect not to do so;

o The offer allows the Company to repurchase shares below their book value, resulting in an increase in book value per share for the remaining stockholders;

o The offer has the potential for remaining stockholders to realize increases in value by (1) reducing the number of shares outstanding and improving our earnings per share and (2) lowering our overall cost of capital;

o After the offer is completed, we expect to have sufficient cash flow and access to funding to meet the Company's cash needs for normal operations and anticipated capital expenditures for the foreseeable future; and

o After considering alternatives, we believe investing in our shares is an attractive use of capital and an efficient means to provide value to our stockholders.

As of March 25, 2002 there were 4,056,504 shares outstanding, and 464,336 shares issuable upon exercise of all outstanding stock options. The 1,818,181 shares that we are offering to purchase represent approximately 45% of the outstanding shares and approximately 40% assuming the exercise of all outstanding options. The shares are listed on the NASDAQ under the symbol "SKFB."

On March 27, 2002, the Company announced that Stewart Kasen will become President and Chief Executive Officer of the Company effective in mid-April 2002 and will join the Company's Board of Directors. Stuart Siegel will continue as Chairman of the Board of the Company, and Donald Colbert will become Vice Chairman and continue as Chief Operating Officer. Following the completion of the offer, and subject to other applicable legal restrictions, Mr. Kasen intends to purchase shares of the Company's common stock.

                                    THE OFFER

1.    Number of Shares; Proration; Conditional Tenders

Number of Shares. Upon the terms and subject to the conditions of the offer, we will accept for payment and purchase 1,818,181 shares or such lesser number of shares as are validly tendered before the expiration date, and not withdrawn in accordance with Section 4, at a net cash price of $11.00 per share. The term "expiration date" means 5:00 p.m., Eastern time, on April 26, 2002, unless we, in our sole discretion, extend the period of time during which the offer is open. If that happens, the "expiration date" will be the latest time and date at which the offer, as extended, is scheduled to expire. See Section 15 for a description of our right to extend the time during which the offer is open and to postpone, terminate or amend the offer. Subject to Section 2 below, if the offer is oversubscribed, shares tendered and not withdrawn before the expiration date will be eligible for proration.

We reserve the right, in our sole discretion, to purchase more than 1,818,181 shares in the offer. See Section 15. In accordance with applicable SEC regulations, we may purchase an additional number of shares not exceeding 2% of the Company's outstanding shares without extending the offer.

If:

(1)   (a) we increase or decrease the price to be paid for shares, or

      (b) we increase the number of shares being sought and the increase is equal to more than 2% of the outstanding shares, or

      (c) we decrease the number of shares being sought, and

(2) the offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given as specified in Section 15, then we will extend the offer until the expiration of the ten-business day period. A "business day" means any day that is not a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

We will pay the $11.00 per share purchase price for all shares validly tendered on or before the expiration date and not withdrawn, upon the terms and subject to the conditions of the offer. We will return, at our expense, as promptly as practicable following the expiration date all shares that we do not purchase in the offer, including shares we do not purchase because of proration.

Proration. If the number of shares validly tendered and not withdrawn before the expiration date is less than or equal to 1,818,181 shares (or any greater number that we may elect to purchase), we will purchase all the tendered shares. If more than 1,818,181 shares are validly tendered and not withdrawn, we will purchase shares in the following order of priority:

o first, all shares validly tendered and not withdrawn before the expiration date by any odd lot owner (i.e., a beneficial owner of less than 100 shares of common stock as of March 28, 2002 who continues to beneficially own less than 100 shares of common stock on the expiration date), if the odd-lot owner (i) tenders all shares beneficially owned and (ii) completes the box captioned "Odd Lots" on the letter of transmittal and, if applicable, on the notice of guaranteed delivery; and

o second, shares from all other stockholders who properly tender shares on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, subject to the conditional tender provisions and in the order of priority, if any, designated by registered holders tendering shares, each as described in this Section 1.

If proration is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each stockholder tendering shares, other than odd lot owners, will be based on the ratio of the number of shares tendered by the stockholder to the total number of shares tendered by all stockholders, other than odd lot owners. Subject to the conditional tender provisions described below, this ratio will be applied to determine the number of shares that we will purchase from each stockholder other than odd lot owners in the offer. Although we do not expect to be able to announce the final results of the proration until approximately seven business days after the expiration date, we will announce preliminary results of the proration through a press release as promptly as practicable after the expiration date. This preliminary information will be available from the information agent and may be available from a stockholder's broker.

As described in Section 14, the number of shares that we will purchase from a stockholder may affect the United States federal income tax consequences to the stockholder of the purchase and therefore may be relevant to a stockholder's decision whether to tender shares. The letter of transmittal affords each tendering stockholder the opportunity to designate the order of priority in which shares tendered are to be purchased if there is a proration.

We will mail this offer to purchase and the related letter of transmittal to record holders of shares as of March 28, 2002 and furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

Conditional Tender of Shares. Subject to the exceptions for Odd Lot holders described in this Section 1, we will prorate the number of shares purchased in the offer if the number of shares properly tendered is greater than the number we are offering to buy. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered by a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. Stockholders are urged to consult with their own tax advisors in making this decision. Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are purchased. If the effect of accepting tenders on a pro rata basis would be to reduce the number of shares to be purchased from any stockholder (tendered by a letter of transmittal or notice of guaranteed delivery) below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the expiration date.

If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of shares to be purchased to fall below 1,818,181 (or such greater number of shares as we elect to purchase) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase 1,818,181 shares (or such greater number of shares as we may elect to purchase). In selecting among the conditional tenders, we will select by lot treating all tenders by a particular taxpayer as a single lot and will limit our purchase in each case to the designated minimum of shares to be purchased.

2.    Tenders by Owners of Fewer than 100 Shares

Upon the terms and subject to the conditions of the offer, we will accept for purchase, without proration, all shares validly tendered and not withdrawn on or before the expiration date by or on behalf of odd lot owners. Odd lot owners are stockholders who beneficially own as of the close of business on March 28, 2002, and continue to beneficially own as of the expiration date, a total of less than 100 shares. To avoid proration, however, an odd lot owner must validly tender all the shares that the odd lot owner beneficially owns; partial tenders will not qualify for this preference. This preference is also not available to owners of 100 or more shares, even if the owners have separate stock certificates representing fewer than 100 shares. Odd lot owners wishing to tender all shares beneficially owned by them must complete the box captioned "Odd Lots" in the letter of transmittal and, if applicable, on the notice of guaranteed delivery. See Section 3 below.

We also reserve the right, but will not be obligated, to purchase all shares duly tendered by any stockholder who tendered all shares beneficially owned and who, as a result of proration, would then beneficially own fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares we purchase through the exercise of the right.

3.    Procedure for Tendering Shares

For shares to be validly tendered:

o The certificates for the shares, or confirmation of receipt of the shares under the procedures for book-entry transfer set forth below, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees, and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth on the back cover of this offer to purchase before 5:00 p.m., Eastern time, on the expiration date of this offer to purchase; or

o The tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Odd lot owners who tender all shares must complete the section entitled "Odd Lots" on the letter of transmittal in order to qualify for the preferential treatment available to odd lot owners as set forth in Section 2 above.

No signature guarantee is required on the letter of transmittal if:

o The letter of transmittal is signed by the registered holder of the shares tendered and payment and delivery are to be made directly to the registered holder. A registered holder, for purposes of this Section 3, includes any participant in The Depository Trust Company, as the book-entry transfer facility, whose name appears on a security position listing as the holder of the shares, or

o The shares are tendered for the account of an eligible institution, i.e., a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company (not a savings bank or savings and loan association), having an office, branch or agency in the United States.

In all other cases, all signatures on the letter of transmittal must be guaranteed by an eligible institution. See Instruction 1 of the letter of transmittal.

If a certificate representing shares is registered in the name of a person other than the signer of a letter of transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an eligible institution. In this regard, see Section 5 for information with respect to applicable stock transfer taxes. In all cases, payment for shares tendered and accepted for payment in the offer will be made only after timely receipt by the depositary of (a) certificates for such shares, or a timely confirmation of a book-entry transfer of such shares into the depositary's account at the book-entry transfer facility as described above, (b) a properly completed and duly executed letter of transmittal and (c) any other documents required by the letter of transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF YOU DECIDE TO MAKE DELIVERY BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

Book-Entry Procedures. The depositary will establish an account at the book-entry transfer facility for purposes of the offer within two business days after the date of this offer to purchase. Any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing the facility to transfer the shares into the depositary's account in accordance with the facility's procedure for transfers. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal, with any required signature guarantees and other required documents must be transmitted to and received by the depositary at one of its addresses set forth on the back cover of this offer to purchase before the expiration date. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Guaranteed Delivery. If a stockholder desires to tender shares in the offer and the stockholder's share certificates cannot be delivered to the depositary on or before the expiration date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the depositary on or before the expiration date, the shares may nevertheless be tendered provided that all of the following conditions are satisfied:

o     The tender is made by or through an eligible institution;

o The depositary receives (by hand, mail, overnight courier or facsimile transmission), on or before the expiration date, a properly completed and duly executed notice of guaranteed delivery substantially in the form we have provided with this offer to purchase, including (where required) a signature guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery; and

o The certificates for all tendered shares in proper form for transfer (or confirmation of book-entry transfer of shares into the depositary's account at the book-entry transfer facility), together with a properly completed and duly executed letter of transmittal and any required signature guarantees or other documents required by the letter of transmittal, are received by the depositary within three NASDAQ trading days after the date the depositary receives the notice of guaranteed delivery.

Return of Certificates. If we do not purchase all of the tendered shares, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned at our expense as promptly as practicable after the expiration or termination of the offer. If shares are tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, without expense to the stockholder.

Backup Federal Income Tax Withholding and Information Reporting. Applicable tax rules generally require those who make specified payments, including payments of cash to stockholders or other payees in the offer, to report these payments to the Internal Revenue Service.

Also, under United States federal income tax backup withholding rules, absent an applicable exemption, 30% of the gross proceeds payable to a stockholder or other payee in the offer must be withheld and remitted to the United States Treasury unless the stockholder or other payee provides a taxpayer identification number (social security number or employer identification number) to the depositary and makes certain required certifications under penalties of perjury, including a certification that the taxpayer identification number is correct. Backup withholding would also be required if the Company receives a notification from the Internal Revenue Service or a broker that withholding is required for a particular stockholder. The information reporting and backup withholding rules do not apply to corporations, whether domestic or foreign.

In order to avoid backup withholding, except as indicated in the following paragraph, each tendering stockholder must either complete and sign the Substitute Form W-9 included as part of the letter of transmittal to provide the necessary information and certifications or otherwise establish to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

In order for a non-corporate foreign stockholder to qualify for exemption from withholding, that stockholder must submit an IRS Form W-8BEN signed under penalties of perjury, attesting to the stockholder's exempt status. That form can be obtained from the depositary. See Instructions 9 and 10 of the letter of transmittal.

Any amounts withheld under the backup withholding rules may be credited against any United States federal income tax liability of the recipient of the payment.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 30% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED IN THE OFFER, EACH DOMESTIC STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL. EACH FOREIGN STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM WITHHOLDING MUST SUPPLY THE DEPOSITARY WITH A FORM W-8BEN, WHICH CAN BE OBTAINED FROM THE DEPOSITARY.

For a discussion of certain United States federal income tax consequences to tendering stockholders, see Section 14.

Withholding for Foreign Stockholders. Even if a foreign stockholder has provided the required certification to avoid backup withholding, or is a foreign corporation exempt from backup withholding, the depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to the foreign stockholder or the stockholder's agent unless the depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign stockholder is any stockholder that is not
(a) a citizen or resident of the United States, (b) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State or any political subdivision thereof, (c) an estate, the income of which is subject to United States federal income taxation regardless of the source of such income or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions relating to the trust. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the depositary before payment is made a properly completed and executed IRS Form W-8BEN. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid in the offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the depositary a properly completed and executed IRS Form W-8ECI. The depositary will determine a stockholder's status as a foreign stockholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI), unless facts and circumstances indicate that such reliance is not warranted. A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 9 and 10 of the letter of transmittal.

Tendering Stockholder's Representation and Warranty; The Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 under the Securities Exchange Act of 1934 (as amended, the "Exchange Act") for a person acting alone or in concert with others, directly or indirectly, to tender shares for his or her own account unless at the time of tender and at the expiration date the person (a) has a "net long position" equal to or greater than the number of shares tendered and will deliver or cause to be delivered those shares to us within the period specified in the offer, or (b) is the beneficial owner of equivalent securities (that is other securities immediately convertible into, exercisable for or exchangeable into shares) and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such equivalent securities to the extent required by the terms of the offer and will deliver or cause to be delivered those shares to us within the period specified in the offer. Rule 14e-4 also provides a similar restriction on the tender on behalf of another person. A tender of shares made under any method of delivery permitted by the offer will constitute the tendering stockholder's representation and warranty to us that (i) the stockholder has a "net long position" in shares or equivalent securities being tendered within the meaning of Rule 14e-4, and (ii) the tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer and any defect or irregularity in the tender of any particular shares or any particular stockholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the depositary, or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.    Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of shares in the offer are irrevocable. Shares tendered may be withdrawn at any time on or before the expiration date and, unless the Company has accepted the shares for payment as provided in this offer to purchase, may also be withdrawn after 12:00 midnight, Eastern time, on Friday, May 24, 2002.

For a withdrawal of shares to be effective, the depositary must receive, at its address set forth on the back cover of this offer to purchase, a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares. If the certificates have been delivered or otherwise identified to the depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers of the certificates and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of shares tendered by an eligible institution. If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Neither the Company, the depositary, nor any other person will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of the offer. However, withdrawn shares may be re-tendered before the expiration date by again following any of the procedures described in Section 3.

If we extend the offer, or if we are delayed in our purchase of shares or are unable to purchase shares in the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.    Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the offer, we will purchase and pay the $11.00 per share purchase price for all of the shares we accept for payment in the offer as soon as practicable after the expiration date. In all cases, we will make prompt payment for shares tendered and accepted for payment in the offer, subject to possible delay for proration, but only after the depositary timely receives certificates for shares, or timely confirmation of a book-entry transfer of such shares into the depositary's account at one of the book-entry transfer facilities, a properly completed and duly executed letter of transmittal, and any other required documents.

We will pay for the shares purchased in the offer by depositing the aggregate purchase price with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to them. If there is a proration, we will determine the proration factor and pay for the tendered shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any proration until approximately seven business days after the expiration date. We will not be obligated to pay interest on the purchase price including because of any delay in making payment. Certificates for all shares not purchased, including all shares not purchased due to proration, will be returned, or, in the case of shares tendered by book-entry transfer, credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, as promptly as practicable following the expiration date or termination of the offer without expense to the tendering stockholder. If certain events occur, however, we may not be obligated to purchase any shares in the offer. See Section 6.

We will pay the stock transfer taxes, if any, due on the transfer to us of shares purchased in the offer. If, however, payment of the purchase price is to be made to, or if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of any stock transfer taxes payable because of the transfer from the registered holder to the other person will be deducted from the purchase price unless evidence satisfactory to us of the payment of such taxes or an applicable exemption is submitted. See Instruction 6 of the letter of transmittal.

6.    Conditions to the Offer

Notwithstanding any other provision of the offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the offer or may postpone acceptance for payment of, or the purchase of and the payment for, shares tendered, if at any time on or after March 28, 2002 and before the time of payment for any shares, whether or not we have accepted for payment, purchased or paid for any other shares under the offer, any of the following events occur, or are determined by us to have occurred, that, in our sole judgment regardless of the cause of the event, including any action or omission to act by us, makes it inadvisable to proceed with the offer or with such acceptance for payment:

      (1) any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, is threatened, instituted or pending before any court, agency, authority or other tribunal, or any judgment, order or injunction is entered, enforced or deemed applicable by any such court, authority, agency or tribunal, that (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the offer, the acquisition of shares under the offer or is otherwise related in any manner to, or otherwise affects, the offer; or (b) could, in our sole judgment, materially affect our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business, taken as a whole, or materially impair the offer's contemplated benefits to us;

      (2) any action is threatened or taken, or any approval is withheld, or any statute, rule or regulation is invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly result in any of the consequences referred to in paragraph (1) above;

      (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

      (4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

      (5) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;

      (6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our sole judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

      (7) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our sole judgment, a material adverse effect on our business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the shares;

      (8) in the case of any of the foregoing existing at the time of the announcement of the offer, a material acceleration or worsening thereof;

      (9) any decline in the NASDAQ Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on March 27, 2002;

      (10) any change or event occurs, is discovered, or is threatened to our business, condition (financial or otherwise), income, operations, stock ownership or prospects, taken as a whole, which in our sole judgment is or may be material to us;

      (11) the completion of the offer and the purchase of the shares would cause our common stock to be delisted from NASDAQ and become ineligible for listing on another national market;

      (12) a tender or exchange offer with respect to some or all of our outstanding shares, other than the offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares; or

      (13) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, including any action or inaction by us, or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted by us at any time and from time to time. Our determination concerning the events described above and any related judgment or decision by us regarding the inadvisability of proceeding with the purchase of or payment for any shares tendered will be final and binding on all parties.

7.    Price Range of Shares

The shares are listed on NASDAQ under the symbol "SKFB". The high and low sales prices per share on NASDAQ as compiled from published financial sources for the periods indicated are listed below:

                                                                 HIGH       LOW
                                                                 ----       ---
Fiscal year ended February 3, 2001
      1st Fiscal Quarter ..................................     $ 7.73     $6.00
      2nd Fiscal Quarter ..................................     $ 7.94     $6.44
      3rd Fiscal Quarter ..................................     $ 8.25     $6.50
      4th Fiscal Quarter ..................................     $ 7.50     $6.50

Fiscal year ended February 2, 2002
      1st Fiscal Quarter ..................................     $ 8.25     $6.81
      2nd Fiscal Quarter ..................................     $10.50     $7.90
      3rd Fiscal Quarter ..................................     $10.25     $6.95
      4th Fiscal Quarter ..................................     $ 9.90     $6.95

On March 26, 2002, the day our Board of Directors authorized the offer, the last reported sale price for our common stock on NASDAQ was $9.30 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

8.    Background and Purpose of the Offer; Certain Effects of the Offer

The Board of Directors believes that, for the past several years, the market price of the Company's stock has not reflected its intrinsic value. In an effort to enhance stockholder value, the Board of Directors approved an authorization for the Company to repurchase up to $2.5 million worth of its shares in November 1998. This authorization was subsequently expanded. From adoption of the authorization through the last repurchases in April 2001, the Company spent approximately $10 million to purchase over 1.2 million of its shares at an average price of approximately $8.12 per share. Even after the repurchases, the Board of Directors believed that the Company's stock remained undervalued and that the Company would have limited success in making further significant share repurchases. Consequently, a Special Committee of the Board of Directors was established in 2001 to consider strategic alternatives to increase the value of the Company's shares. The Special Committee retained Davenport & Company LLC ("Davenport") to act as its financial advisor in connection with its consideration of strategic alternatives.

In June 2001, Davenport began working with the Special Committee to determine which strategic alternatives, if any, that the Special Committee might recommend to the Board of Directors. In November 2001, Davenport recommended that the Special Committee consider the strategic option of a self-tender by the Company. During several meetings and informal conversations in November and December of 2001, the Special Committee, together with counsel and Davenport, discussed the use of the Company's strong balance sheet and cash flow to repurchase a significant number of shares of Company stock. The Company's management indicated during these meetings that, despite the challenging economic environment, the Company would generate a significant increase in free cash flow for the year that would enable it to pay off all of its existing working capital revolver and to maintain a significant cash balance by the end of fiscal year 2002. The Special Committee and Davenport discussed several alternatives, including the fixed price tender approach ultimately chosen, and the relative advantages and disadvantages of certain alternatives for the Company and its stockholders. The Special Committee instructed Davenport to continue its analysis of a potential tender, including the further solicitation of potential lenders that could help finance the tender and the potential impact of the tender on the Company and its stockholders.

On January 29, 2002, the Board of Directors held a meeting at which representatives of Davenport and counsel were present. The Board considered the proposed structure and potential terms of a self-tender by the Company. The Board concluded that an issuer tender offer was appropriate and directed Davenport and the Special Committee to proceed in finalizing the proposed terms of the tender and to obtain the necessary financing. On February 22, 2002, Davenport and the Company's management reported to the Board on preliminary negotiations with potential lenders, and the Board authorized negotiation of definitive loan agreements.

On March 26, 2002, the Board approved the proposal for a total share purchase of approximately $20 million, which would be structured as a fixed price tender for 1,818,181 shares at a price of $11.00 per share. In addition, the Board approved the Company's new credit facilities provided by Branch Banking and Trust Company of Virginia and SunTrust Bank that is described in Section 10. On March 27, 2002, we issued a press release announcing that we would be making the offer.

Among the reasons that the Board considered in approving the offer were the following:

o     We believe our shares are undervalued in the market;

o The offer provides stockholders who wish to sell their shares with an opportunity to do so at a premium above recent market prices without payment of brokerage commissions, while allowing those stockholders who do not wish to sell at the offer price to elect not to do so;

o The offer allows the Company to repurchase shares below their book value, resulting in an increase in book value per share for the remaining stockholders;

o The offer has the potential for remaining stockholders to realize increases in value by (1) reducing the number of shares outstanding and improving our earnings per share and (2) lowering our overall cost of capital;

o After the offer is completed, we expect to have sufficient cash flow and access to funding to meet the Company's cash needs for normal operations and anticipated capital expenditures for the foreseeable future; and

o After considering alternatives, we believe investing in our shares is an attractive use of capital and an efficient means to provide value to our stockholders.

The Board of Directors unanimously adopted resolutions approving the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering shares, and neither we nor our Board of Directors has authorized anyone to make any such recommendation. As described in Section 9, we have been advised that some of our directors and executive officers who are stockholders intend to tender shares in the offer.

We may in the future repurchase additional shares in the open market, private transactions, tender offers or otherwise. Any such purchases may be on the same terms as, or on terms more or less favorable to stockholders than, the terms of the offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the offer, until at least ten business days after the expiration or termination of the offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the offer, our business and financial position and general economic and market conditions.

Except as required by applicable law or, if required, the rules of any securities exchange or over-the-counter market, such as the NASDAQ, on which our shares are listed or traded, shares we acquire under the offer will be available for us to reissue without further stockholder action, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for issuing the shares repurchased in the offer.

9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Security Ownership of Management. The table below presents certain information as to the beneficial ownership of the Company's Common Stock by (i) each of the Company's directors, (ii) each of the Company's executive officers, and (iii) all directors and executive officers as a group, as of March 25, 2002. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares listed.

    Name and Address of Beneficial        Number of Shares of Common Stock     Percent Ownership of Common Stock
              Owner/Title                        Beneficially Owned                        Outstanding
              -----------                        ------------------                        -----------
Stuart C. Siegel                                   1,501,369(/1/)                             37.0
Chairman of the Board and Chief
Executive Officer
Robert L. Burrus, Jr.                                   1,000                                   *
Director
Donald W. Colbert                                   297,440(/2/)                               7.1
President and Chief Operating Officer;
Director
Andrew M. Lewis                                         1,000                                   *
Director
Steven A. Markel                                        2,000                                   *
Director
Troy A. Peery, Jr.                                      1,000                                   *
Director
Marshall B. Wishnack                                 1,000(/3/)                                 *
Director
Robert E. Knowles                                   144,455(/4/)                               3.5
Executive Vice President and Chief
Financial Officer, Secretary and
Treasurer
Weldon J. Wirick, III                                54,590(/5/)                               1.3
Senior Vice President
Robert F. Videtic                                    15,314(/6/)                                *
Senior Vice President
Jon R. Vinegar                                       3,120(/7/)                                 *
Vice President
All directors and  executive officers              2,022,288(/8/)                             47.1
as a group (11 persons)

----------------------------------

*     Less than 1% of class

(/1/) Includes 172,192 shares held in trust for the benefit of Sara E. Rose, David A. Rose and Howard L. Rose, the children of Mr. Siegel's sister, Judith R. Becker. Mr. Siegel is trustee and exercises voting and investment power with respect to these shares.

(/2/) Includes 132,340 shares subject to options exercisable within 60 days.

(/3/) Includes 1,000 shares owned by a trust of which Mr. Wishnack and his wife are trustees and as to which Mr. Wishnack may be deemed to share voting and investment power.

(/4/) Includes 3,500 shares owned jointly by Mr. Knowles and his wife as to which Mr. Knowles may be deemed to share voting and investment power. Also includes 68,980 shares subject to options exercisable within 60 days.

(/5/) Includes 30,920 shares subject to options exercisable within 60 days.

(/6/) Includes 6,140 shares subject to options exercisable within 60 days.

(/7/) Includes 3,120 shares subject to options exercisable within 60 days.

(/8/) Includes 4,500 shares as to which a director or an executive officer may be deemed to share voting and investment power. Also includes 241,500 shares subject to options exercisable within 60 days.

As of March 25, 2002 there were 4,056,504 shares outstanding, and 464,336 shares issuable upon exercise of all outstanding stock options.

Based upon our records and upon information provided to us by our directors and executive officers, neither we nor, to the best of our knowledge, any of our directors or executive officers or any of their associates has effected any transactions in the shares during the 60 days preceding the offering.

Except for outstanding options to purchase shares granted to certain employees (including executive officers) and except as otherwise described herein, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Stock Purchase Loan Plan. In 1995 and 2000, the Company adopted, with stockholder approval, Stock Purchase Loan Plans under which the Compensation Committee may approve loans to officers and other key management employees of the Company for the purpose of acquiring shares of the Company's Common Stock. Under the Plans, the Company made an aggregate of $1.5 million in loans in 1995 to a total of 17 officers which was used to purchase an aggregate of 214,275 shares of Company stock; $1.5 million in loans in 1999 to a total of 16 officers, which was used to purchase an aggregate of 175,812 shares of Company stock; and $67,000 in loans in 2000 to two officers, which was used to purchase an aggregate of 9,368 shares of Company stock.

Each outstanding loan has a term of seven years but becomes due and payable up to one year following a termination of the participant's employment. A loan may be prepaid without penalty at any time and is subject to mandatory repayments equal to a specified percentage of any net annual cash bonus paid to the participant. Each loan is secured by a pledge to the Company of the shares acquired with the loan proceeds.

The Loan Plans also permit up to 25% of the principal amount of a participant's loan to be forgiven if the participant remains employed with the Company and retains the shares acquired with the loan proceeds. If the participant remains continuously employed by the Company through the seventh anniversary of the loan, a portion of the loan principal will be forgiven equal to 25% of the original principal amount multiplied by the ratio which the number of shares retained on the seventh anniversary bears to the number of shares originally acquired. The following table shows, for each participating executive officer, the aggregate number of shares of Common Stock acquired with the proceeds of loans under the plan and the aggregate amount of all loan principal and accrued interest outstanding as of March 25, 2002.

                                                     Number             Loan
                                                   of Shares           Amount
Name                                               Purchased         Outstanding
----                                               ---------         -----------
Stuart C. Siegel                                     55,857           $348,600
Donald W. Colbert                                   101,200           $873,600
Robert E. Knowles                                    47,386           $411,300
Weldon J. Wirick, III                                17,746           $161,500
Robert F. Videtic                                     9,174           $ 76,600

The seventh anniversary of the 1995 loans is April 21, 2002. On March 26, 2002, the Compensation Committee of the Board of Directors amended the terms of the loans to permit officers (i) to surrender shares of stock to the Company in satisfaction of the loans, and (ii) to extend the due date for payment of the loans to May 31, 2002.

Participation in the Offer by Directors and Executive Officers. Directors and executive officers of the Company are eligible to participate in the tender offer. For many of our executive officers, their ownership of Company stock represents their largest single investment, and it will be necessary for them to manage their participation in the tender offer so that they do not suffer adverse effects on their tax and financial position. While as a group they expect to retain beneficial ownership of a significant portion of the Company's outstanding stock after the tender offer, some of our executive officers (including two who are directors) have advised the Company they intend to tender shares. The Company's non-employee directors have indicated that they do not intend to tender shares. Any shares tendered by executive officers will be purchased by the Company in accordance with the terms of the offer in the same manner as shares tendered by any other stockholder of the Company.

As of March 25, 2002, directors and executive officers of the Company beneficially owned 2,022,288 shares of common stock (including 241,500 shares subject to options exercisable within 60 days), or 47% of the Company's outstanding shares. Stuart C. Siegel owned 1,501,369 shares (including the 172,197 shares with respect to which he acts as a trustee described in Note 1 to the table at the beginning of this Section 9), or 37% of the Company's outstanding shares. Five other executive officers owned 514,919 shares (including 241,500 shares subject to options exercisable within 60 days), or 12% of the Company's outstanding shares.

As described under "Federal Income Tax Considerations", depending on individual facts and circumstances, the sale of stock to the Company in the tender offer may be treated as either a dividend or a sale or exchange that may qualify for capital gains treatment. Mr. Siegel and the other executive officers have consulted their tax advisors and believe that it is necessary for them to reduce their percentage ownership of the Company in order to qualify for capital gains treatment. Accordingly, in addition to participating in the tender, they have advised the Company that they have adopted stock disposition plans under which they will take other actions such as charitable gifts of Company stock, surrendering stock to the Company in connection with stock option exercises or to satisfy their obligations to repay loans under certain of the Company's employee benefit plans, and open market or private sales. Even after such transactions are completed, however, it is anticipated that Mr. Siegel will continue to beneficially own in excess of 29% of the Company's outstanding common stock and that all directors and executive officers as a group will beneficially own in excess of 37% of the Company's outstanding common stock.

These expectations are based on present intentions of the directors and executive officers as communicated to the Company and estimates of participation in the tender offer by other stockholders.

Absence of Other Planned Transactions. Except as disclosed herein, we currently have no plans or proposals which relate to or would result in:

o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

o a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

o any material change in our present dividend policy, indebtedness or capitalization;

o     any change in our present Board of Directors or management;

o     any other material change in our corporate structure or business;

o     our common stock being delisted from NASDAQ;

o the acquisition by any person of additional securities of ours or the disposition of our securities; or

o any changes in our charter, bylaws or other governing instruments or any other transactions that could impede acquisition or control of the Company.

As of March 25, 2002, while there were over 1,000 beneficial owners of S & K common stock, there were less than 300 record owners of the Company's common stock (as determined under SEC rules, which do not count many beneficial owners for whom shares are held in "street name" by Cede & Co. and brokerage firms). Because we already have less than 300 record holders under SEC rules, we are eligible for deregistration under the Exchange Act. We do not, however, have any current plan or intention to deregister the shares.

We anticipate that there will still be a sufficient number of shares outstanding and publicly traded following the tender offer to ensure a continued trading market in the shares on the NASDAQ National Market System.

10.   Source and Amount of Funds

Assuming we purchase 1,818,181 shares in the offer at a purchase price of $11.00 per share, we expect the maximum aggregate cost, including all fees and expenses applicable to the offer, to be approximately $20.5 million. This amount will be paid from borrowings under the Company's new credit facilities with Branch Banking and Trust Company of Virginia and SunTrust Bank and available cash and cash equivalents. The maximum amount available to the Company under the credit facilities is $46 million, with a $26 million revolving loan, term loan of up to $8 million, and a credit line loan equal to the difference between $20 million and the amount of the term loan. The facilities will be secured by liens on the Company's inventory and the Company's headquarters property. In addition to financing this offer, the facilities are available for general corporate purposes. Amounts outstanding under the facilities will bear interest at a variable rate based on LIBOR. The facilities will mature in 2007, with monthly principal payments on the term loan beginning one month after the initial drawdown and principal reductions on the line of credit loan beginning in 2003. The credit facilities contain customary financial covenants, including restrictions on the Company's ability to pay dividends and to repurchase its capital stock, other than as part of this offer.

11.   Certain Information About the Company

S & K Famous Brands, Inc. and its predecessors have been in business for 35 years. The Company began operations with one store and as of March 28, 2002 operates 237 stores. The Company was incorporated in Virginia in 1970, as successor to a business established in 1967. The Company is engaged in the retail sale of men's apparel, including a full line of men's suits, sportcoats, slacks, shirts, ties, sportswear, shoes and related accessories, through stores trading as S & K Famous Brand Menswear. The Company sells in-season, first-quality, men's apparel, primarily with nationally recognized brand names, at 20% to 40% less than regular, full-priced department and specialty store prices.

The Company's corporate headquarters is located at 11100 West Broad Street, Richmond, Virginia; the telephone number is (804) 346-2500.

Additional Information. We are subject to the filing requirements of the Exchange Act and, in accordance therewith, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington D.C. 20549; and at its regional offices in Chicago, Illinois and New York, New York. Copies of such material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the 450 Fifth Street, N.W., Washington D.C. 20549. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information filed on the EDGAR system. Reports, proxy statements and other information concerning us also can be inspected at the offices of NASDAQ, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549.

Forward-Looking Statements. This offer to purchase contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. Forward-looking statements may be identified by the use of terms and phrases such as "anticipate," "believe," "expect," "intend," "may," "plan," and similar terms and phrases, including references to assumptions. Forward-looking statements about the Company's future prospects are subject to both known and unknown risks and uncertainties. Factors that could cause the Company's actual results to differ materially from management's projections, forecasts, estimates and expectations include, but are not limited to, the following:

(a) changes in the amount and degree of promotional intensity exerted by current competitors and potential new competitors many of whom are, or may be, larger and have greater financial and marketing resources;

(b) changes in general U.S. economic conditions including, but not limited to, consumer credit availability, interest rates, inflation, and consumer sentiment about the economy in general;

(c) changes in availability of working capital and capital expenditure financing, including the availability of the Company's existing working capital credit facilities to support development of retail stores;

(d) changes in the availability on acceptable terms of appropriate real estate locations for expansion;

(e) the presence or absence of new products or product features in the merchandise categories the Company sells and changes in the Company's actual merchandise sales mix, including the trend toward corporate casual attire;

(f) changes in availability of or access to both domestic and foreign sources of merchandise inventory;

(g) the ability to maintain an effective leadership team in a dynamic environment of changes in the cost and availability of a suitable work force to manage and support the Company's service-driven operating strategy;

(h) changes in production or distribution costs of the Company's advertising;
and

(i) unusual weather patterns.

The Company assumes no obligation to update publicly or release revisions to any forward-looking statements, whether as a result of new information, future events or otherwise.

The United States retail industry and the specialty apparel retail industry in particular are dynamic by nature and have undergone significant changes in recent years. The Company's ability to anticipate and successfully respond to continuing challenges is key to achieving its expectations.

12. Effect of the Offer on the Market for Shares; Registration Under the Securities Exchange Act

Our purchase of shares in the offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, the Company anticipates that there will still be a sufficient number of shares outstanding and publicly traded following the offer to ensure a continued trading market in the shares. Based on NASDAQ's published guidelines, we do not believe that our purchase of shares in the offer will cause our remaining shares to be delisted from NASDAQ.

The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares in the offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations. Eligibility for treatment as "margin securities" will, however, continue to depend on maintenance of a minimum daily trading volume.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. As of March 25, 2002, the Company had less than 300 record holders, as determined in accordance with SEC rules. As a result, the Company would be permitted to deregister its common stock under Section 12(g)(4) of the Exchange Act and to cease filing reports under Section 15(d) of the Exchange Act. The Company does not intend, as a result of the offer or otherwise, to deregister its shares and cease filing reports under the Exchange Act.

13.   Certain Legal Matters; Regulatory Approvals

We are not aware of any material license or regulatory permit that might be adversely affected by our acquisition of shares as contemplated in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the offer. Should any such approval or other action be required, we currently expect to seek the approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained at all or without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares are subject to certain conditions. See Section 6.

14.   Federal Income Tax Considerations

In General. The following summary describes certain United States federal income tax consequences relevant to the offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing, final, temporary and proposed United States Treasury regulations thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive or prospective basis. As discussed below, depending upon a stockholder's particular circumstances, our purchase of the stockholder's shares in the offer will be treated either as a sale or a dividend for United States federal income tax purposes. Accordingly, the purchase generally will be referred to in this section of the offer to purchase as an "exchange" of shares for cash.

Scope. This summary does not apply to shares acquired as compensation, including shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions. This summary also does not address the state, local or foreign tax consequences of participating in the offer. This summary discusses only shares held as capital assets, within the meaning of Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders, such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a "straddle" or as a part of a "hedging", "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons whose functional currency is not the United States dollar.

Furthermore, the discussion of the consequences of an exchange of shares for cash in the offer applies only to a United States stockholder. For purposes of this summary, a "United States stockholder" is a holder of shares that is (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state or any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions relating to the trust.

Accordingly, this summary does not address the tax consequences to foreign stockholders, including those who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of shares in the offer because such income is effectively connected with the conduct of a trade or business within the United States. Such stockholders are generally taxed in a manner similar to United States holders. Foreign stockholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

Characterization of the Sale. An exchange of shares by a stockholder in the offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences of the exchange to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, an exchange of shares by a stockholder to the Company in the offer will be treated as a "sale or exchange" of such shares for United States federal income tax purposes, rather than as a deemed distribution by the Company with respect to shares continued to be held, or deemed to be constructively held, by the tendering stockholder, if the receipt of cash upon such exchange (1) is "substantially disproportionate" with respect to the stockholder, (2) results in a "complete termination" of the stockholder's interest in the Company, or (3) is "not essentially equivalent to a dividend" with respect to the stockholder. These Section 302 tests are explained more fully below.

If any of the Section 302 tests are satisfied, and the sale of the tendered shares is therefore treated as a "sale or exchange" of such shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder in the offer and the stockholder's adjusted tax basis in the shares sold. Any such gain or loss recognized by individuals, trusts or estates will be long-term capital gain or loss if the shares have been held for more than 12 months. Therefore, a tendering stockholder may want to take the various adjusted tax bases and holding periods of his shares, if such characteristics are not uniform, into account in determining which shares to tender.

If none of the Section 302 tests is satisfied, then, to the extent of our current and accumulated earnings and profits, the tendering stockholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the stockholder in the offer, without reduction for the adjusted tax basis of the shares sold in the offer, no loss will be recognized, and, subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction, the tendering stockholder's adjusted tax basis in the shares exchanged in the offer will be added to the stockholder's adjusted tax basis in the stockholder's remaining shares. No assurance can be given that any of the Section

302 tests will be satisfied as to any particular stockholder and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. If the exchange of shares by a stockholder is not treated as a sale or exchange for federal income tax purposes, any cash received for shares in the offer in excess of our current and accumulated earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's adjusted tax basis in the shares, and thereafter, as taxable capital gain, to the extent the cash received exceeds such basis.

Constructive Ownership of Stock. In determining whether any of the Section 302 tests are satisfied, a stockholder must take into account not only the shares that he or she actually owns, but also shares that are constructively owned by the stockholder by reason of the attribution rules set forth in Section 318 of the Code. Under Section 318 of the Code, a stockholder may be treated as owning
(1) shares that are actually owned, and in some cases constructively owned, by certain related individuals or certain entities in which the stockholder owns an interest, or, in the case of stockholders that are entities, by certain individuals or entities that own an interest in the stockholder, and (2) shares that the stockholder has the right to acquire by exercise of an option or a conversion right contained in another instrument held by the stockholder. Certain dispositions or acquisitions of shares by a stockholder, related individuals or entities or the corporation, may, particularly if contemporaneous, be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the Section 302 tests have been satisfied in connection with shares sold in the offer. Each stockholder should be aware that because proration may occur in the offer, even if all the shares actually and constructively owned by a stockholder are tendered in the offer, we may purchase fewer than all of such shares. Thus, proration may affect whether a sale by a stockholder pursuant to the offer will meet any of the Section 302 tests.

Section 302 Tests. One of the following tests must be satisfied in order for the exchange of shares in the offer to be treated as a sale or exchange for federal income tax purposes.

o Substantially Disproportionate Test. The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of the outstanding shares actually and constructively owned by the stockholder immediately following the exchange of shares in the offer (treating all shares purchased in the offer as not being outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the stockholder immediately before the exchange of shares in the offer (treating all shares purchased in the offer as outstanding), and if, immediately following the exchange, the stockholder owns, actually and constructively, less than 50% of the total combined voting power in the Company. Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation and circumstances.

o Complete Termination Test. The receipt of cash by a stockholder will be a "complete termination" of the stockholder's interest in the Company if either (1) all of the shares actually and constructively owned by the stockholder are exchanged in the offer, or (2) all of the shares actually owned by the stockholder are exchanged in the offer and, with respect to the shares constructively owned by the stockholder which are not exchanged in the offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. Stockholders considering making such a waiver should do so in consultation with their own tax advisors.

o Not Essentially Equivalent to a Dividend Test. Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test and the "complete termination" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's exchange of shares in the offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder who exchanges shares in the offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in published revenue rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application to their particular situation and circumstances.

Under certain circumstances, it may be possible for a tendering stockholder to satisfy one of the above three tests by selling or otherwise disposing of all or some of the shares that are actually owned (or by causing another to sell or otherwise dispose of all or some of the shares that are constructively owned) by the stockholder but are not purchased in the offer if such sale or other disposition is deemed to be part of a single integrated transaction with the stockholder's tender. Conversely, a tendering stockholder may not be able to satisfy one of the above three tests because of acquisitions of shares by the stockholder, by some person or entity whose shares would be treated as constructively owned by the stockholder, or by the Company if determined to be part of a single integrated transaction with the stockholder's tender. Stockholders should consult their tax advisors regarding the tax consequences of any such sales or acquisitions in their particular circumstances.

Corporate Stockholder Dividend Treatment. If an exchange of shares in the offer by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction in an amount equal to 70% of the gross dividend under Section 243 of the Code, subject to applicable limitations. Corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other hedging transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of the indebtedness and the stockholder's total adjusted tax basis in the shares.

In addition, any amount received by a corporate stockholder in the offer that is treated as a dividend will generally constitute an "extraordinary dividend" under Section 1059 of the Code.

Generally, an "extraordinary dividend" is a dividend that (1) equals or exceeds 10% of the stockholder's tax basis in its shares (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (2) exceeds 20% of the stockholder's adjusted tax basis in the shares (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). Accordingly, a corporate stockholder would be required under Section 1059(a) of the Code to reduce its adjusted tax basis, but not below zero, in its shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a dividends-received deduction is allowed) and, if such portion exceeds the stockholder's adjusted tax basis in its shares, to treat the excess as gain from the sale of such shares in the year in which the dividend is received. These basis reduction and gain recognition rules would be applied by taking account of only the stockholder's adjusted tax basis in the shares that were sold, without regard to other shares that the stockholder may continue to own. Corporate stockholders should consult their own tax advisors as to the application of Sections 243, 246, 246A and 1059 of the Code to the offer, and to any dividends which may be treated as paid with respect to shares sold pursuant to the offer.

We cannot predict whether or to what extent the offer will be oversubscribed. If the offer is oversubscribed, proration of the tenders in the offer will cause us to accept fewer shares than are tendered. Therefore, a stockholder can be given no assurance that a sufficient number of shares will be exchanged in the offer to ensure that the exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes under the rules discussed above.

Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding.

THE TAX CONSEQUENCES OF AN EXCHANGE OF SHARES IN THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR SITUATION AND CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF EXCHANGES MADE BY THEM IN THE OFFER, INCLUDING THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE.

15.   Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and whether or not any of the events set forth in Section 6 occur or are deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and whether or not any of the events set forth in Section 6 occur or are deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time and will be effected by public announcement. In the case of an extension, any such announcement must be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. We will release any public announcement of an amendment, extension, postponement or termination promptly to the PR Newswire. Any other means of disseminating the announcement will be at our option.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by applicable rules under the Exchange Act. If (1) we increase or decrease the price to be paid for shares, we increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or we decrease the number of shares being sought, and (2) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given, we will extend the offer until the expiration of such period of ten business days.

16.   Fees and Expenses

We have retained Mellon Investor Services LLC ("Mellon") as the depositary and information agent in connection with the offer. Mellon will receive reasonable and customary compensation for their services. We will also reimburse Mellon for out-of-pocket expenses and have agreed to indemnify Mellon against certain liabilities in connection with the offer, including certain liabilities under the federal securities laws. Mellon has not been retained to make solicitations or recommendations in connection with the offer.

We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares. We will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in Instruction 6 of the letter of transmittal.

We have retained Davenport to act as our financial advisor in connection with our offer. Davenport has given us financial advice with respect to our offer and will receive compensation in connection with our offer. We have entered into an agreement with Davenport that provides for a fee of $260,000 as compensation for various financial services, including acting as financial advisor with the offer. We have also agreed to reimburse Davenport for reasonable out-of-pocket expenses incurred in connection with the offer, including reasonable fees and expenses of counsel, and to indemnify Davenport against various liabilities in connection with the offer, including liabilities under the federal securities laws.

17.   Miscellaneous

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the law. If, after a good faith effort, we cannot comply with such law, we will not make the offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in the jurisdiction. In any jurisdiction where the securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

In accordance with Rule 13e-4 under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.


                                                       S & K FAMOUS BRANDS, INC.

March 28, 2002

Facsimile copies of the letter of transmittal will be accepted. A holder of shares or such stockholder's broker, dealer, commercial bank, trust company or other nominee should properly complete and send or deliver the letter of transmittal and certificates for the shares and any other required documents to the depositary at its address set forth below:

                          MELLON INVESTOR SERVICES LLC

                              The Depositary Agent

BY MAIL:                      BY OVERNIGHT COURIER:       BY HAND:
P. O. Box 3301                85 Challenger Road          120 Broadway, 13th Floor
South Hackensack, NJ 07606    Mail Stop--Reorg            New York, NY 10271
Attn: Reorganization Dept.    Ridgefield Park, NJ 07660   Attn: Reorganization Dept.

                            BY FACSIMILE TRANSMISSION
                        (FOR ELIGIBLE INSTITUTIONS ONLY)
                                 (201) 296-4273
                         FOR CONFIRMATION BY TELEPHONE:
                                 (201) 296-4860

Any questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the Mellon Investor Services LLC, as information agent, at 1-800-279-1247. The address for the information agent is Mellon Investor Services LLC, 44 Wall Street, 7th Floor, New York, NY 10005. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the offer. To confirm delivery of shares, stockholders should contact the depositary.

March 28, 2002